File No. 70-8461


                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                   AMENDMENT NO. 7
                                (Post-Effective No. 4)
                                          TO
                                       FORM U-1
                              APPLICATION OR DECLARATION
                                        under
                    The Public Utility Holding Company Act of 1935

           ALABAMA POWER COMPANY                 GULF POWER COMPANY
           600 North 18th Street                500 Bayfront Parkway
        Birmingham, Alabama  35291            Pensacola, Florida  32501

           GEORGIA POWER COMPANY              MISSISSIPPI POWER COMPANY
         333 Piedmont Avenue, N.E.                 2992 West Beach
          Atlanta, Georgia  30308           Gulfport, Mississippi  39501

                         SAVANNAH ELECTRIC AND POWER COMPANY
                                 600 East Bay Street
                               Savannah, Georgia  31401

                 (Name of company or companies filing this statement
                    and addresses of principal executive offices)

                                 THE SOUTHERN COMPANY

                (Name of top registered holding company parent of each
                               applicant or declarant)

      Art P. Beattie, Vice President,         Warren E. Tate, Secretary
          Secretary and Treasurer                   and Treasurer
           Alabama Power Company                 Gulf Power Company
           600 North 18th Street                500 Bayfront Parkway
        Birmingham, Alabama  35291            Pensacola, Florida  32501

     Judy M. Anderson, Vice President        Michael W. Southern, Vice
          and Corporate Secretary        President, Secretary and Treasurer
           Georgia Power Company              Mississippi Power Company
         333 Piedmont Avenue, N.E.                 2992 West Beach
          Atlanta, Georgia  30308           Gulfport, Mississippi  39501

                      Kirby R. Willis, Vice President, Treasurer
                             and Chief Financial Officer
                         Savannah Electric and Power Company
                                 600 East Bay Street
                               Savannah, Georgia  31401

                     (Names and addresses of agents for service)

           The Commission is requested to mail signed copies of all orders, notices and communications to:

              W. L. Westbrook                  John D. McLanahan, Esq.
         Financial Vice President               Troutman Sanders LLP
           The Southern Company              600 Peachtree Street, N.E.
         270 Peachtree Street, NW                    Suite 5200
          Atlanta, Georgia  30303           Atlanta, Georgia  30308-2216
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          ITEM 1. DESCRIPTION OF PROPOSED TRANSACTIONS.

                  The third paragraph added to Item 1 by Amendment No. 6

          (Post-Effective No. 3) is hereby deleted and replaced with the following:

                  "It is proposed that Alabama Power Capital will issue

          3,880,000 of its Trust Preferred Securities (the "Trust Preferred

          Securities"), with a liquidation preference of $25 per Trust

          Preferred Security and an aggregate liquidation preference of

          $97,000,000.  It is contemplated that the interest rate to be borne by the Trust Preferred Securities (which shall also be the rate for the Trust Common Securities and Junior Subordinated

          Notes) will be a fixed rate which shall not be above an annual rate of 10% of the liquidation preference of $25 per Trust

          Preferred Security (the "Interest Rate").  It is proposed that

          Alabama Power Capital will issue its Trust Common Securities,

          registered in the name of Alabama, in an aggregate amount of

          $3,000,000 (the "Trust Common Securities") to Alabama.  The

          proceeds realized by Alabama Power Capital from the sale of the

          Trust Preferred Securities, together with Alabama's payment to

          Alabama Power Capital in the amount of $3,000,000 for the Trust

          Common Securities, will be loaned to Alabama, such loan to be evidenced by $100,000,000 aggregate principal amount of Alabama's

          Series A Junior Subordinated Notes (the "Junior Subordinated

          Notes").  The Junior Subordinated Notes will mature thirty (30)

          years from the initial regularly scheduled interest payment date with respect thereto (March 31, 2026).  It is also proposed that the Junior Subordinated Notes will not be convertible into any other securities or assets of Alabama or Alabama Capital Trust."
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                  The eighth paragraph added to Item 1 by Amendment No. 6

          (Post-Effective No. 3) is hereby deleted and replaced with the following:

                  The Trust Securities are subject to mandatory redemption

          upon repayment of the Junior Subordinated Notes at maturity or upon their earlier redemption.  The Junior Subordinated Notes may be redeemed, in whole or in part, at the option of Alabama at any time on or after five (5) years from the initial regularly scheduled interest payment date with respect thereto (March 31,

          2001).  In addition, upon the occurrence of certain special events arising from a change in law or a change in legal

          interpretation or other specified circumstances relating to tax matters and the Investment Company Act of 1940, as amended,

          Alabama shall elect to either (i) redeem the Junior Subordinated

          Notes (and thus cause the redemption of the Trust Securities), or

          (ii) dissolve Alabama Power Capital and, after satisfaction of creditors as required by applicable Delaware law, cause Junior

          Subordinated Notes to be distributed to the holders of the Trust

          Preferred Securities in liquidation of Alabama Power Capital.  In the case of such a special event, the Trust shall have the opportunity to eliminate such special event within ninety (90)

          days after the occurrence thereof by taking some ministerial action, such as filing a form or making an election, or pursuing some other reasonable measure, which would have no adverse effect on Alabama Power Capital, Alabama, or the holders of the Trust

          Preferred Securities.



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                                      SIGNATURES

               Pursuant to the requirements of the Public Utility Holding

          Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.


          Date: January 22, 1996   ALABAMA POWER COMPANY


                                   By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary



                                   GEORGIA POWER COMPANY


                                   By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary



                                   GULF POWER COMPANY


                                   By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary



                                   MISSISSIPPI POWER COMPANY


                                   By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary



                                   SAVANNAH ELECTRIC AND POWER COMPANY


                                   By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary






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